Exhibit 3.1

New Jersey Division of Revenue

Certificate of Amendment to the Certificate of Incorporation

(For Use by Domestic Profit Corporations)

Pursuant to the provisions of Section 14A:9-2 (4) and Section 14A:9-4 (3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1. The name of the corporation is:

Tel-Instrument Electronics Corp.

2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 12th day of September 2023

Resolved, that Article I.B. of Article TENTH of the Certificate of Incorporation be amended to read as follows:

B. Number of Shares. The number of shares of Series B Preferred authorized shall be Three Hundred Twenty Thousand (320,000) shares. Each share of Series B Preferred shall have a stated value equal to $6.00 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series B Stated Value”).

3. The number of shares outstanding at the time of the adoption of the amendment was:   3,255,887

The total number of shares entitled to vote thereon was:   0

If the shares of any class or series of shares are entitled to vote thereon as a class, set forth below the designation and number of outstanding shares entitled to vote thereon of each such class or series. (Omit if not applicable).

The amendment was authorized by the Board of Directors pursuant to Article SIXTH E of the Certificate of Incorporation.  For purposes hereof only, such approval by the Board is deemed the equivalent of the vote of all issued and outstanding shares. Additionally, all holders of Series B Preferred Stock consented to the amendment.

4. The number of shares voting for and against such amendment is as follows: (If the shares of any class or series are entitled to vote as a class, set forth the number of shares of each such class and series voting for and against the amendment, respectively).

Number of Shares Voting for Amendment                    Number of Shares Voting Against Amendment

                3,255,887                                                                                        0

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, set forth a statement of the manner in which the same shall be effected. (Omit if not applicable).

6. Other provisions: (Omit if not applicable).

BY:

(Signature) President/ CEO

Dated this Twelfth day of September, 2023